Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated July 26, 2017

Relating to Preliminary Prospectus issued July 17, 2017

Registration Statement No. 333-219093

REDFIN CORPORATION

Update and Supplement to Preliminary Prospectus

Issued July 26, 2017

This free writing prospectus relates to the initial public offering of common stock of Redfin Corporation (“Redfin”) and should be read together with the preliminary prospectus issued July 17, 2017 (the “Preliminary Prospectus”) that was included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-219093) relating to this offering of our common stock. On July 26, 2017, Redfin filed Amendment No. 2 to the Registration Statement (“Amendment No. 2”) relating to this offering of our common stock, which may be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1382821/000119312517236155/d432267ds1a.htm

References to “Redfin,” “we,” and “our” are used in the manner described in the Preliminary Prospectus. The following information is set forth in Amendment No. 2 and updates and supplements the information contained in the Preliminary Prospectus.

Update to Business–Legal Proceedings

The following updates and supplements the discussion in the Preliminary Prospectus under the caption “Business–Legal Proceedings”:

“Threatened Claim

On July 24, 2017, we received a letter from counsel to David Eraker, one of Redfin’s founders and our former CEO. The letter asserts a variety of claims against us, Paul Goodrich, a director, and Madrona Venture Group, an investor, related to events prior to Mr. Eraker’s departure from Redfin in August 2006. Mr. Eraker released all claims against Redfin in connection with his departure. The letter focuses on allegations about the inventorship of one of Redfin’s patent applications that has not issued and does not cover our current products or services. The letter threatens litigation, but no complaint has been filed. We believe these claims have no merit. We will defend ourselves vigorously if Mr. Eraker sues us. However, litigation is uncertain and expensive, and any judgment or settlement could harm our business.”

Redfin has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents Redfin has filed with the SEC for more complete information about Redfin and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866) 471-2526, or by facsimile at (212) 902-9316, or by email at prospectus-ny@ny.email.gs.com; or from Allen & Company LLC, Attention: Prospectus Department, 711 Fifth Avenue, 10th Floor, New York, NY 10022, or by telephone at (212) 339-2220, or by email at dweidlein@allenco.com.